UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2015

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas	001-06402	74-1488375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway
Houston, Texas	77019
(Address of principal executive offices)	(Zip Code)

(713) 522-5141
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
On October 19, 2015, Service Corporation International (the “Company”) entered into an amendment (the “Amendment”) to its revolving credit agreement, dated July 2, 2013 (as amended, the “Credit Agreement”) by and among the Company, the lenders specified therein, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Wells Fargo Bank, National Association and SunTrust Bank, as co-syndication agents, and BBVA Compass and The Bank of Nova Scotia, as co-documentation agents.
The Amendment amends the Credit Agreement primarily to (i) add Big Bend Insurance Company, Inc. (“Big Bend”), a newly formed Texas captive insurance company and wholly-owned subsidiary of the Company, to the definition of “Excluded Subsidiaries”; (ii) permit investments by the Company or its subsidiaries in Big Bend for reserves and capital to the extent required by the Texas Department of Insurance; and (iii) modify the covenant requiring one or more non-guarantors to execute a guarantee agreement if, at any time, the aggregate total consolidated revenues of the non-guarantors for the most recently ended four fiscal quarters or the aggregate combined assets of the non-guarantors at the end of the most recently ended fiscal quarter exceed 20% of the aggregate total consolidated revenue and total assets, respectively, of the Company and its subsidiaries, to exclude Big Bend.
The above description of the Amendment is a summary only and does not purport to be complete. A copy of the Amendment is filed as Exhibit 10.1 to this report and is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits
(d)     The following exhibit is included with this report.

Exhibit No.	Description
10.1
First Amendment to Credit Agreement, dated as of October 19, 2015, among Service Corporation International, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Service Corporation International

By: /s/ Gregory T. Sangalis
Gregory T. Sangalis
Senior Vice President, General Counsel and Secretary

Date: October 21, 2015

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
First Amendment to Credit Agreement, dated as of October 19, 2015, among Service Corporation International, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the lenders.